NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD MOTOR COMPANY REPORTS DECEMBER AND FULL
YEAR 2006 U.S. SALES; FULL YEAR CAR SALES ARE HIGHER
FOR THE SECOND YEAR IN A ROW

•  Ford's December sales totaled 233,621, down 13 percent compared with a year ago.
•  Full year sales totaled 2.9 million, down 8 percent.
•  Ford Fusion, Mercury Milan, and Lincoln MKZ lift full year car sales 5 percent - first back-to-back increase since 1993-1994.
•  Full year truck sales decline 14 percent.
•  All-new Expedition and Navigator (up 12 percent each) close 2006 with higher sales each month in the fourth quarter.
•  Ford Edge and Lincoln MKX crossovers debut in December.
•  Land Rover sets full year sales record.
•  Ford end of year inventories totaled 590,000 units - 143,000 less than a year ago. Less than 10 percent are 2006 models.

DEARBORN, Mich., Jan. 3 - Ford Motor Company’s dealers delivered 233,621 new vehicles to U.S. customers in December, down 13 percent compared with a year ago. Lower F-Series sales (down 21 percent compared with last December's near-record month) and lower sales for the discontinued Taurus and Freestar minivan more than accounted for the decline.

Full year sales totaled 2.9 million, down 8 percent compared with full year 2005. Car sales were 5 percent higher than a year ago. It was the second year in a row of higher car sales and the first back-to-back increase since 1993-1994. Ford's new mid-size sedans were the major factors behind the increase as combined sales for the Ford Fusion, Mercury Milan, and Lincoln MKZ totaled

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211,469. Awareness and demand for these award winning products continues to grow. In December, Fusion sales were up 67 percent, Milan sales were up 36 percent, and MKZ sales were up 78 percent. MKZ sales of 3,795 were the highest for any month.

Full year truck sales were down 14 percent as higher gasoline prices and long-term demographic trends drove SUV sales lower and a soft housing industry weighed on full-size truck sales. Ford believes these factors will continue to weigh on these segments in 2007. New products should help mitigate these factors. The company's new full-size SUVs, Ford Expedition and Lincoln Navigator, closed 2006 by posting higher sales each month in the fourth quarter. The company will soon introduce a new Super Duty F-Series pickup truck. This model accounts for about 40 percent of total F-Series sales.

Conversely, passenger car sales and crossover utility vehicles (CUVs) should continue to benefit from demographic trends (notably the aging of the baby boomer generation) and higher gasoline prices. In December, the company expanded its CUV line with the introduction of the Ford Edge and Lincoln MKX. In addition, the company will introduce a redesigned Ford Escape and Mercury Mariner early this year. Escape has been the best-selling CUV since it was introduced in late 2000.

Land Rover was the company's only brand to post higher sales in 2006. Land Rover's full year sales totaled 47,774 - a new calendar year sales record. Although Lincoln's overall sales were down 2 percent, sales to individual retail customers rose 4 percent.

U.S. Inventories Lower
At the end of December, Ford, Lincoln and Mercury inventories were estimated at 590,000 units. This level is 143,000 units lower than a year ago. The company estimates less than 10 percent of the total inventory is 2006 models.

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